UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Starbucks Corporation
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On February 27, 2024, Starbucks posted the following remarks on its investor relations website, which may be referenced in discussions with shareholders.

A message from Sara Kelly, evp, chief partner officer, Starbucks Coffee Company:

In December, we shared a letter with Workers United expressing our sincere desire to work together, with the goal of completing bargaining and contract ratification in 2024 for stores that have chosen to be represented by Workers United.

Since Laxman became ceo, he’s spent time in our stores, listening to, and learning from, partners. He’s been clear that we are deeply committed to delivering on our partner promise and to restitching the fabric of the green apron for all partners at Starbucks.

I want to let you know that we have reached an important milestone. We have agreed with Workers United that we will begin discussions on a foundational framework designed to achieve collective bargaining agreements, including a fair process for organizing, and the resolution of some outstanding litigation.

There is a lot of work ahead, but this is an important, positive step. It is a clear demonstration of our intent to build a constructive relationship with Workers United in the interests of our partners. I want to acknowledge and appreciate the union’s willingness to do the same.

Our partners are the core of our business, and we are committed to providing everyone who wears the green apron a bridge to a better future.

Further, the Company issued the following statement:

Starbucks and Workers United have a shared commitment to establishing a positive relationship in the interests of Starbucks partners. During mediation discussions last week for the ongoing brand and IP litigation, it became clear that there was a constructive path forward on the broader issue of the future of organizing and collective bargaining at Starbucks.

Starbucks and Workers United have agreed to begin discussions on a foundational framework designed to achieve both collective bargaining agreements for represented stores and partners, and the resolution of litigation between the union and the company. This includes resolving litigation related to both the partner benefits announced in May 2022, and the use of the Starbucks brand.

As a sign of good faith, Starbucks has agreed to provide partners represented by Workers United with the May 2022 benefits, including credit card tipping.

While there is important work ahead, coming together to work on this framework represents an important step forward and is a clear demonstration of a shared commitment to working collaboratively on behalf of partners.

Forward-Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Starbucks Corporation (“Starbucks”) plans, strategies, prospects, interactions with Workers United, and expectations regarding its business and industry are forward-looking statements. They reflect Starbucks expectations, are not guarantees of performance, and speak only as of the date hereof. Except as required by law, Starbucks does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Starbucks business results are subject to a variety of risks, including those that are described in its Annual Report on Form 10-K for the fiscal year ended October 1, 2023 and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Important Shareholder Information

Starbucks filed a definitive proxy statement and a white proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. STARBUCKS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may or will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents without charge from the SEC’s website at www.sec.gov.

Participant Information

Starbucks, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the Exchange Act of 1934) in the solicitation of proxies from Starbucks shareholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Starbucks definitive proxy statement on Schedule 14A filed with the SEC on January 25, 2024, on the section entitled “Beneficial Ownership of Common Stock” (on page 103 and available here) and Appendix B (on page B-1 and available here). To the extent the holdings by the “participants” in the solicitation reported in the Starbucks definitive proxy statement have changed, such changes have been or will be reflected on “Statements of Change in Ownership” on Forms 3, 4 or 5 filed with the SEC. All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.